Exhibit 99.3

PHOTRONICS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	October 29, 2017	October 30, 2016

Assets

Current assets:
Cash and cash equivalents	$308,021	$314,074
Accounts receivable	105,320	92,636
Inventories	23,703	22,081
Other current assets	12,080	12,795

Total current assets	449,124	441,586

Property, plant and equipment, net	535,197	506,434
Intangible assets, net	17,122	19,854
Other assets	19,351	20,114

Total assets	$1,020,794	$987,988

Liabilities and Equity

Current liabilities:
Current portion of long-term borrowings	$4,639	$5,428
Accounts payable and accrued liabilities	77,137	75,889

Total current liabilities	81,776	81,317

Long-term borrowings	57,337	61,860
Other liabilities	16,386	19,337

Photronics, Inc. shareholders’ equity	744,564	710,363
Noncontrolling interests	120,731	115,111
Total equity	865,295	825,474

Total liabilities and equity	$1,020,794	$987,988